                                                                   Exhibit 10.27




                                                                  Bruce E. Welty
                                                                 PRESIDENT & CEO




January 30, 1997

Mr. Tim Dimello
StreamLine
27 Dartmouth Street
Westwood, MA 02090

RE: PROPOSED WORKING RELATIONSHIP

Dear Tim:

We are pleased to begin working together on this Warehouse Management System!

In order to establish our business relationship, I thought I would send you a letter which documents our current understanding and proposes a way in which we may further develop it. As is always the case in my correspondence with you, we count on your feedback and agreement, so we encourage you to make any changes or recommendations.

We have discussed having Welty-Leger begin by working with the StreamLine Team, led by Mr. Blakelock, to learn the nuances of your distribution operation. Then, once we have arrived at an understanding of the requirements, Welty-Leger will prepare a document describing the flows and WHAT happens (Logical Design). Once we have an understanding of what happens, we will determine how to model it within ALLPoints(TM) (Physical Design).

We agree to waive the license fees ($295,000 average selling price) for the usage and source code licenses for the Westwood facility and will work with you over the coming weeks and months to establish a fair pricing arrangement for the future CRC implementations. We will attempt to gear our pricing such that we can bundle our software into the overall licensing arrangement of the StreamLine Management System(R) which you will offer to your geographical operators. We presume there is room for different



                             WELTY-LEGER CORPORATION
      333 ELM STREET, DEDHAM, MA 02026 TEL: 617-461-8700 FAX: 617-461-0061
pricing levels depending on the number of warehouses supported in the geography, volume of transactions, size/tier of hardware, or other such considerations. which are normally considered in the pricing of software and systems.

During these initial phases of design and analysis, Welty-Leger will invoice you for actual hours worked based on a discounted daily rate of $720/day or $90/hour. This rate is discounted from our normal daily rate of $1,200 or $150/hour. We will not invoice you more than $31,680/month without your prior approval, which represents two people working full time (two FTE's). We expect this initial period to be at a lower rate as we ramp up to the required level.

Once we have determined the effort required (somewhere probably during the Physical Design phase), we will revisit the staffing levels with you to determine what must be done to move forward.

As you know, software development is expensive and we must both be careful to closely manage the process to be sure that we are spending the money wisely. In many of our projects, much money and effort is wasted because of the tendency of the larger companies to introduce layers and layers of overhead into the process. I'd like to think we are smart enough to avoid that in this project because we are dealing with the principals and not a lot of mid-level management.

The keyword is Streamline.

Please let me know your thoughts.

Sincerely,

/S/ BRUCE E. WELTY
---------------------------------
Bruce Welty
President & CEO

cc:  David Blakelock, VP of Operations, StreamLine
     Paul F. Carmichael, VP of Operations, Welty-Leger

PS:  Would you like a Press Release sent out on this? We would.




                             WELTY-LEGER CORPORATION
      333 ELM STREET, DEDHAM, MA 02026 TEL: 617-461-8700 FAX: 617-461-0061